Exhibit 99.1

NEWS RELEASE October 14, 2014

	Contacts:	Jay Brown, CFO
Son Nguyen, VP - Corporate Finance
FOR IMMEDIATE RELEASE		Crown Castle International Corp.
713-570-3050

CROWN CASTLE CONFIRMS RECEIPT

OF SHAREHOLDER LETTER

October 14, 2014 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) (“Crown Castle”) announced today that it has received a letter from Corvex Management LP.

“We always appreciate hearing from our shareholders,” stated Ben Moreland, Crown Castle’s President and Chief Executive Officer. “We receive input from many of our shareholders on a regular basis, and we welcome the dialogue and perspective. Over the last decade, we have returned over $3 billion in capital to shareholders through share purchases and dividends. We continually review our capital allocation strategy and consider all input from our shareholders as we aim to create long-term shareholder value. As we have previously stated publicly, we plan to address our capital allocation policy, including dividends, on our 2014 third quarter earnings call scheduled for October 31, 2014.”

ABOUT CROWN CASTLE

Crown Castle provides wireless carriers with the infrastructure they need to keep people connected and businesses running. With approximately 40,000 towers and 13,000 small cell nodes supported by approximately 6,000 miles of fiber, Crown Castle is the nation’s largest provider of shared wireless infrastructure with a significant presence in the top 100 US markets. In addition, Crown Castle operates approximately 1,800 towers in Australia. For more information on Crown Castle, please visit www.crowncastle.com.

The Foundation for a Wireless World.

CrownCastle.com